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                                                                   Exhibit 10.59


                   TECHNOLOGY LICENSE AND OPERATIONS AGREEMENT

         This AGREEMENT is dated as of January ___, 2002, and is by and between Clandale Associated Limited, on the one hand ("Operator") and e-MedSoft.com, dba Med Diversified, on the other hand ("MED").

         WHEREAS, the parties entered into that certain Technology License Agreement dated May 30, 2001 ("TLA");

         WHEREAS, Operator is in full compliance with the TLA;

         WHEREAS, through no fault of any party, MED has yet to sufficiently or completely deliver the technologies outlined in the TLA and thus the license payments have been deferred;

         WHEREAS, Operator has identified and obtained long-term commitments from numerous large health care clientele ("clientele") and has delivered pro forma information containing estimated revenues of $340 million over the term of the TLA;

         WHEREAS, after conducting further due diligence, MED wishes not only to secure the clientele for the term of the TLA but also to induce Operator -- in addition to developing the commitments from the health care clientele -- to assist in managing the facilities, operations and undertakings associated with MED's growing operations in Europe; and

         WHEREAS, Operator is willing on the terms and conditions set forth herein to take on the responsibilities required by MED for the full fifteen (15) year term hereof.

         NOW, THEREFORE, in exchange for the mutual covenants and promises set forth herein, the parties hereto agree as follows:

         1. OPERATOR RIGHTS AND RESPONSIBILITIES. Operator shall report directly to the President of MED on all matters appertaining or relating to MED's International Division. Operator shall provide management facilities and services for the International Division as necessary and appropriate with respect to all clientele and with respect to the balance of MED's International Division. Such services shall include, without limitation:

            a. Site evaluation;

            b. Technology fitness study;

            c. Maintenance analysis;

            d. Support desk analysis and implementation;

            e. Contract negotiation;

            f. Contract maintenance;

            g. Public relations; and

            h. Other services as requested by MED from time to time.

         2. COST SHARING. All costs of technology arising hereunder shall be borne by MED. MED agrees to provide staffing to include a President and Vice President of International Operations. Otherwise, all costs and expenses shall be borne by Operator.

         3. FEES.

            3.1 NON-REFUNDABLE AND EARNED FEE. In exchange for the consideration already provided by Operator in the form of the development of clientele as well as the implementation commitments of Operator over the term hereof, MED agrees to provide Operator or Operator's designee with non-refundable, non-creditable and fully earned consideration equal to (i) 14,100,000 shares of MED with full registration rights such that said shares will be included in the next registration statement filed by MED with the Securities and Exchange Commission and (ii) 4,00,000 warrants to purchase stock of MED at exercise prices of $2.50 per share, with such warrants to be included in the next registration statement filed by MED with the Securities and Exchange Commission. (Hereinafter collectively "share and/or warrant consideration.") Subject to this paragraph, Operator shall neither be obligated nor expected to return any of the share and/or warrant consideration to MED under any circumstances whatsoever. The share consideration shall be delivered to Operator on or before September 18, 2001 in individual share certificates as instructed by Operator; the warrant consideration shall be delivered to Operator on or before September 18, 2001 in 8 warrants of 500,000 each.

            3.2 ADDITIONAL FEES AND OVERRIDES. Operator shall receive four percent (4%) of the audited net profits under GAAP generated by MED's International Operations during the term hereof, payable annually within thirty days after the filing of MED's annual statement.

         4. COMPLIANCE AND TRADEABILITY OF SHARE AND/OR WARRANT CONSIDERATION. Upon the share and/or warrant consideration becoming tradeable under this Agreement and applicable securities laws, Operator shall assure that it and any of its designees shall not (a) sell more than 50,000 shares of share and/or warrant consideration per day into the public capital markets when the public trading price of MED is under $10.00 per share, (b) sell more than 75,000 shares of share and/or warrant consideration per day into the public capital markets when the public trading price of MED is between $10.00 per share and $24.99 per share, (c) under any circumstances sell more than three million (3,000,000) shares of share and/or warrant consideration per quarter into the public capital markets and (d) under any circumstances sell any shares of share consideration into the public capital markets when the public trading price of MED is under $2.00 per share. Operator agrees to fully comply with all federal securities laws appertaining or relating to the share and/or warrant consideration.

         5. ASSIGNABILITY OF AGREEMENT. Operator may not assign this Agreement without the express written approval of MED. MED may assign this Agreement at any time within its sole discretion. Notwithstanding anything in this Agreement to the contrary, Operator may assign the share and/or warrant consideration within its discretion so long as it assures the assignee complies with all provisions set forth in paragraph 4 above.


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         6. TERM OF AGREEMENT.

            6.1 INITIAL TERM. The initial term of this Agreement began on May 30, 2001 and concludes on May 30, 2016.

            6.2 RENEWAL TERMS. Without further action by either party, this Agreement shall be renewed on May 30, 2016 and in each succeeding year until terminated hereunder.

         7. STANDARD OF PERFORMANCE. Operator agrees that it will at all times faithfully and industriously perform all of the duties that may be required of and from it pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as MED shall in good faith require, or as the interests, needs, business and opportunities of MED shall require or render advisable.

         8. EXCLUSIVE SERVICE. During the term of this Agreement, Operator shall not, without the prior written consent of MED, render to others any service of any kind that is in the same or similar industry to that of MED. The parties hereto agree and understand that Operator will have access to extraordinarily confidential, proprietary and valuable information of MED and (b) Operator will be in a fiduciary position in which any deviation from the normal loyalty and fidelity of a fiduciary could seriously injure the business of MED. Thus, the parties hereto stipulate and agree that it would be unfair and irreparably damaging to MED if Operator were permitted to compete against MED or to assist in competitors' efforts against MED, whether directly or indirectly. Therefore, during the term of this Agreement, Operator shall not -- without the prior written consent of MED -- directly or indirectly compete with or against, or participate in the competition with or against, MED. Such prohibition against Operator participating in competition against MED shall include, without limitation:

            8.1 PROHIBITION IN PRODUCT COMPETITIVE ACTIVITY. Operator agrees that it shall not utilize the services or products of any provider engaged in the business of providing technological or service solutions of the kind utilized by MED from time to time or of any technological or service solutions similar or related thereto, other than and with the sole exception of Operator's utilization hereunder of MED's services and products; and

            8.2 PROHIBITION AGAINST ENGAGING IN COMPETITIVE ACTIVITY. Operator agrees that it shall not engage in any activity directly or indirectly competitive with or adverse to the business or welfare of MED, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1%) of the capital stock of any other corporation.

         9. ADDITIONAL MARKETING OBLIGATIONS. The parties hereto agree and understand that a significant and compelling part of the consideration MED expects to receive from this Agreement lies in the ability to fully and effectively market its products and services to the vast network of clientele and potential European customers that Operator has demonstrated it has access to ("overall network"). Accordingly, Operator agrees to actively endorse and support MED's efforts to market all of MED's products and services so that MED can achieve maximum penetration of its product and service offerings throughout the overall network. Without limiting the generality of the foregoing, the parties' rights and obligations with respect to this marketing obligation shall be that Operator shall use its continuous, vigorous and best efforts in assisting


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MED in distributing its offerings methodically throughout the overall network assuring significant penetration of the European health care community thereby. By way of example only:

                  (a) Operator shall sponsor a reasonable number of reference inquiries and visits by customers and potential customers of MED;

                  (b) Operator shall provide all members of the overall network with a strong financial incentive to induce those members to utilize the services provided by MED such that any such members deciding to utilize MED's services (hereinafter "participating members") would receive inducement consideration from Operator.

         10. OWNERSHIP OF INTELLECTUAL PROPERTY. Operator acknowledges that it is not acquiring any ownership rights in any of the intellectual property of MED, or any copyright, trade secret, patent and other intellectual property rights therein (including those of third parties which MED has the right to use) and that MED retains all right, title and interest in and to all of its intellectual property licensed hereunder. With respect to any computer software utilized in connection with this Agreement, physical copies of such software (in diskette, tape or other form provided by MED) shall remain the property of MED, and such copies shall be deemed to be licensed to Operator during the term of the license granted pursuant to this Agreement and for the purposes of this Agreement. Operator shall not alter or remove any copyright, trade secret, patent, proprietary or other legal notices contained on any of MED's products or service manuals and shall reproduce all such notices that are contained on MED's materials for backup purposes only.

         11. CONFIDENTIALITY OF DOCUMENTATION. All information, data, drawings, specifications, documentation, software listings, source or object code, manuals, service offerings or other written materials that MED has created in connection with its business and/or that are created in the performance of the terms of this Agreement or which may be created from time to time hereunder, are proprietary or confidential. Operator agrees that it shall use the same solely in accordance with the provisions of this Agreement and that it shall not at any time during or after completion, expiration or termination of this Agreement disclose the same, directly or indirectly, to any third party outside the terms and scope of this Agreement.

         12. WARRANTY OF MED. With respect to all non-service-related products covered hereunder, including without limitation computer software, MED warrants to Operator that the Software will substantially comply with all commercially reasonable requirements for use. The warranty set forth in the preceding sentence is the only warranty granted by Operator under this Agreement. MED DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS OR STATEMENTS MADE PRIOR TO THIS AGREEMENT. PROVIDER DOES NOT WARRANT THAT ANY SOFTWARE OR INTELLECTUAL PROPERTY WILL MEET CUSTOMER'S NEEDS OR BE FREE FROM ERRORS, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED.


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         13. LIMITATION OF LIABILITY. Operator's sole remedy under this limited warranty is replacement of the technology solution to which `the warranty was breached. Subject to Section 12 above, all technology solutions are provided on an "as is" basis, and the entire risk as to the results and performance is assumed by Operator or its clientele or customers. NEITHER MED NOR ITS DISTRIBUTORS, SUPPLIERS, AGENTS, OFFICERS, AND DIRECTORS SHALL HAVE ANY LIABILITY TO CUSTOMER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFIT, FAILURE TO REALIZE ANTICIPATED PROFITS OR SAVINGS, LOST OR DAMAGED DATA, OR OTHER COMMERCIAL OR ECONOMIC LOSS, EVEN IF PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR THEY ARE FORESEEABLE; OR FOR CLAIMS BY ANY OTHER PARTY. MED'S MAXIMUM AGGREGATE LIABILITY TO OPERATOR OR ANY CUSTOMER, AND THAT OF MED'S DISTRIBUTORS, SUPPLIERS, AGENTS, OFFICERS, AND DIRECTORS, SHALL NOT EXCEED THE AMOUNT PAID BY PROVIDER OR ITS CUSTOMER FOR THE SOFTWARE OR TECHNOLOGY. THE LIMITATIONS IN THIS SECTION SHALL APPLY WHETHER OR NOT THIS ALLEGED BREACH, DEFAULT, NONPERFORMANCE OR FAILURE IS A BREACH OF FUNDAMENTAL CONDITION OR TERM, OR A FUNDAMENTAL BREACH.

         14. TERMINATION.

             14.1 EVENTS OF DEFAULT. The following events shall constitute a "Default:"

                  (a) a Party fails to pay any amounts when due and does not pay such amounts within fifteen (15) days of receipt of written notice of such payment failure; or

                  (b) a Party has failed to comply with any obligation herein (other than a payment default under subsection
                           (a)), the non-defaulting Party has exhausted all specific contractual rights and remedies in the precise manner set forth herein, and the remaining lack of compliance of the defaulting Party remains uncured for a period of ninety (90) days after notice of such breach is sent by the non-defaulting Party to the Party alleged to be in default in accordance with this Agreement.

            14.2 NOTICE OF DEFAULT. A Default shall not be deemed to have occurred unless in the case of a Default set forth in Section 14.1(a) and (b) the non-defaulting Party has complied with the escalation procedure set forth in
Section 10.1 and the non-defaulting Party has given written notice (a "Default Notice") to the defaulting Party in accordance with the requirements of this Section. A Default Notice shall specify in reasonable detail the events which the non-defaulting Party believes have occurred and which constitute or evidence a Default, the provisions of this Agreement (including any applicable provisions of any Schedule) which have not been performed or complied with, and the actions which, in the opinion of the non-defaulting Party, would be required to fulfill the requirements of this Agreement and cure the Default. An


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immaterial failure to comply precisely with the foregoing notice requirements shall not affect the validity of a Default Notice if the defaulting Party was not prejudiced by such failure.

            14.3 EXTENSION OF CURE PERIOD. The cure period provided for in
Section 14.1(b) shall be extended for sixty (60) days (or for such longer period as the parties may agree in writing) if (a) the defaulting Party is making its best efforts to promptly cure the nonperformance, (b) a cure cannot practically be achieved within thirty (30) days, and (c) within the first thirty (30) days of the initial cure period, the defaulting Party gives the non-defaulting Party written notice of the defaulting Party's need for an extension and of the actions it is taking to cure its breach or nonperformance and the number of days which it will require to cure its breach or nonperformance. As used in the preceding sentence, the term, "best efforts" shall mean the application of diligence and resources reasonably necessary to cure the nonperformance in a business like fashion with due regard for the seriousness of the nonperformance and its impact upon the other Party and those to whom the other Party may have legal or contractual obligations.

            14.4 TERMINATION FOR DEFAULT. Only upon (a) the occurrence of any Default which is not excused pursuant to this Agreement, (b) the inability to resolve the dispute hereunder, (c) the delivery of a Default Notice to the defaulting Party as provided above, (d) the circumstance where a specific remedy for the Default is not set forth in this Agreement and/or such a specific remedy is so set forth but compliance with such remedial procedure has not yielded a resolution of the Default and (e) the defaulting Party's failure to cure the Default set out in the Default Notice prior to the expiration of the cure period specified in Section 14.2(b) as extended pursuant to Section 14.3, the defaulting Party shall be deemed to be in Material Breach of this Agreement and the non-defaulting Party shall have the right to terminate this Agreement or, alternatively, to terminate the license to which the Default relates (at the discretion of the non-defaulting Party), by delivering written notice of termination to the defaulting Party.

            14.5 EFFECT OF TERMINATION. Upon termination of this Agreement (and irrespective of which Party terminates this Agreement), all of the following shall apply:

                 a. Operator shall immediately cease use of the technologies and services;

                 b. Operator shall, within 10 days of such termination, deliver to MED all copies and portions of the technology and other MED-related materials and documentation in its possession furnished by MED under this Agreement or the license which has been terminated;

                 c. All amounts payable or accrued to MED under this Agreement shall become immediately due and payable; and

                 d. All rights and licenses granted to Operator under this Agreement or the applicable license shall immediately terminate.

         15. DISPUTE ESCALATION. MED and Provider hereby agree that they will use all reasonable efforts to resolve any disputes arising out of this Agreement in a co-operative and expeditious manner. If the Account Managers are unable to resolve the dispute within ten (10) days of its referral, either Party may escalate the dispute to the Chief Executive of the parties


                                       6
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hereto. Upon such escalation, the Chief Executive for each Party shall meet in person to discuss the outstanding issues and attempt in good faith to reach a resolution. If the foregoing procedure fails to resolve the dispute within five
(5) days of its referral, either Party may take further action in accordance with this Agreement.

         16. FURTHER ASSURANCES. Each of the parties hereto from time to time at the request and expense of any other Party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other Party may require to more effectively complete any matter provided for herein.

         17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the parties hereto. There are no oral representations or warranties among the parties hereto of any kind, and indeed the parties stipulate that no such representations or statements were in fact made by either Party. This Agreement may not be amended or modified in any respect except by written instrument signed by both Parties hereto.

         18. APPLICABLE LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice or conflict of law rules. Any dispute hereunder shall be litigated and tried in binding arbitration before the AAA in Los Angeles, California and judgment thereon shall be binding and not subject to appeal.

         19. SEVERABILITY. Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

         20. COUNTERPARTS AND FACSIMILE. This Agreement may be executed by the Parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving facsimile machine as original signatures of the Parties, provided, however that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.


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         IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

E-MEDSOFT.COM, DBA
MED DIVERSIFIED


By:
   ---------------------------------
Title:
      ------------------------------


CLANDALE ASSOCIATED LIMITED


By:
   ---------------------------------
Title:
      ------------------------------


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                          TECHNOLOGY LICENSE AGREEMENT

         This Technology License Agreement ("Agreement") is made and entered into this 30th day of May, 2001, by and between Clandale Associated Limited and Radinlen International, Inc., on the one hand (collectively hereinafter "Licensee") and e-MedSoft.com, on the other hand ("MED").

         By signing this Agreement and transferring to MED the sum of $500,000.00 concurrently herewith, the Licensee shall and hereby does received a fifteen-year license to the technologies identified on Schedule "A" attached hereto.

         Such license shall be for the territories set forth tan Schedule "B" attached hereto.

         The technologies art hereby warrantied by MED to be fit for the purposes and scope of implementation chose by Licensee, and in the event this warranty is breached in any way by MED, Licensee's sole remedy is to avoid paying the $250,000 license fee per quarter to MED. Otherwise, Licensee shall pay MED $250,000 per quarter for the full fifteen years hereunder.

         Time is of the essence in this Agreement.

         This Agreement is governed and construed in accordance with the law of international Arbitration and any dispute hereunder shall be litigated and tried in accordance with the rules promulgated by the International Arbitration Associations, or, if no such rules exist, then in strict accordance with the American Arbitration Association.

         This Agreement is the only agreement between the parties, supersedes all others, and no modification hereto is binding unless signed by all the parties.



    e-MedSoft.com                          Clandale Associated Limited


    By:                                    By:
        -----------------------------          --------------------------------
        Its Authorized Signatory               Its Authorized Signatory


                                           Radinlen International Inc.


                                           By:
                                               --------------------------------
                                               Its Authorized Signatory


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